Exhibit 99.1

SEQUENOM INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into between Sequenom, Inc. a Delaware corporation (the “Company”) and Harry Stylli, Ph.D. (“Employee”), on May 31, 2005. In consideration of, and as a condition of Employee’s employment by the Company, and of the compensation to be paid to Employee by the Company, and in recognition of the fact that Employee will have access to the Company’s confidential, proprietary, and trade secret information, the Company and Employee agrees to the terms and conditions set forth in this Agreement as follows:

1. Employment. Director.

1.1 Employment. Employee will be employed by the Company as its President and Chief Executive Officer. Employee will commence employment with the Company no later than June 6, 2005, (such date is referred to herein as the “Hire Date”). Employee agrees that Employee’s employment with the Company is on an at-will basis, is for no specified term and may be terminated by the Company at any time, with or without Cause (as defined in Section 10(c) herein), in accordance with and subject to the terms of Section 10 of this Agreement. Similarly, Employee may terminate employment with the Company at any time for any reason upon written notice as provided in Section 10 of this Agreement. Employee understands and agrees that the at-will nature of Employee’s employment relationship with the Company cannot be changed or modified except by a written agreement signed by the Chairman of the Board of Directors of the Company (the “Board”).

1.2 Director. Effective as of the Hire Date, employee shall be elected to the Board. Employee agrees to resign as a director of the Company, if requested to do so by the Board, upon the termination of his employment with the Company.

2. Duties of Employee. Employee shall report to the Board. Employee shall have overall responsibility for the management, direction, and operations of the Company. Employee shall perform such other duties and have such other responsibilities as may be assigned to Employee from time to time by the Board.

3. Loyalty. As long as Employee is employed by the Company, Employee shall devote full time and efforts to the Company and shall not, without the Company’s prior express written consent, engage directly or indirectly in any employment, consulting or business activity other than for the Company. Notwithstanding the foregoing, the Company agrees that Employee may continue to provide services as a member of the board of directors of Xencor and Molecular Insight Pharmaceuticals, as an advisor to Nanosyn and as a passive owner in a start-up internet business that is tentatively named BIZbt. In addition, Employee may serve as director or trustee of one or more other corporations or foundations (either for-profit or not-for-profit) if such service has been approved by the Board. Employee will refer to the Company all corporate opportunities Employee learns of as a result of service of an employee of the Company.

4. Compensation and Benefits.

4.1 Salary. Employee’s annual base salary shall be $420,000, less standard deductions and withholdings, payable in accordance with the Company’s standard payroll policy. Such base salary may be increased, subject to approval by the Compensation Committee of the Board.

4.2 Bonus. Employee shall be eligible for an annual performance bonus of up to 50% of Employee’s applicable annual base salary (the “Target Bonus”), less standard deductions and withholdings. The amount of the bonus, if any, will be determined by the Company’s and Employee’s performance against specific measurable corporate and personal goals established annually by the Compensation Committee of the Board.

4.3 Inducement Stock Options. Effective as of the Hire Date and as an inducement to join the Company, the Company will grant to Employee stock options to purchase an aggregate of 1,000,000 shares of the common stock of the Company, $0.001 par value per share (the “Common Stock”). The exercise price for such stock options shall be equal to the fair market value of the Common Stock on the Hire Date, as determined by the Board. Such stock options shall have a 10 year term and become exercisable or “vest” as described in the individual stock option agreement (twenty-five percent after one year of employment from the Hire Date, and the balance in 36 equal monthly installments thereafter so long as Employee remains employed by the Company), subject to acceleration as set forth below. In addition, Employee will be permitted to exercise such stock options for up to one year following termination of his employment by the Company (but in any event no later than the end of the maximum permitted term of the option). Such stock options shall not vest during the Consulting Period (as defined in Section 12.1 herein) or any other time that Employee is not employed by the Company. The other terms and conditions of such stock options shall be set forth in the individual stock option agreements, which shall be the Company’s standard form of option agreement and consistent with its 1999 Stock Incentive Plan (the “Option Plan”); provided, however, that such stock options may not be granted pursuant to the Option Plan.

4.4 Contingent Stock Options. Upon the closing of the sale by the Company of any equity financing (which may include one or more related closings for the sale of newly issued shares of Common Stock or preferred stock or other securities convertible into or exercisable for Common Stock) for aggregate gross proceeds of at least $10 million prior to July 1, 2006, the Company shall grant to Employee pursuant to the Option Plan additional stock options to purchase that number of shares of Common Stock necessary for Employee to retain an equivalent ownership position, on a fully diluted basis (assuming the exercise and conversion of all outstanding securities convertible into or exercisable for Common Stock), as that held by Employee immediately prior to such closing. Such additional stock options, if granted, shall have an exercise price equal to the fair market value of the Common Stock on the date of such closing, as determined by the Board. Such additional stock options, if granted, shall have a 10 year term and vest as described in the individual grant option agreement (twenty-five percent after one year of employment from the date of grant, and the balance in 36 equal monthly installments thereafter so long as Employee remains employed by the Company), subject to acceleration as set forth below. In addition, Employee will be permitted to exercise such stock options for up to one year following termination of his employment by the Company (but in any event no later than the end of the maximum permitted term of the option). Such additional stock options shall not vest during the Consulting Period or any other time that Employee is not employed by the Company. The other terms and conditions of such stock options shall be governed by the Option Plan and the individual stock option agreements.

4.5 Change in Control Plan. Employee shall not be added as a “Participant” to the Company’s Change in Control Severance Benefit Plan.

4.6 Other Benefits. Employee shall receive the following employee benefits:

(a) participation for Employee and his family in the Company’s group health insurance programs;

(b) term life insurance coverage of $1,000,000;

(c) disability insurance providing long-term coverage of $20,000 per month; and

(d) 8 Company-wide holidays, 8 individual floating holidays and 17 paid vacation days (excluding individual floating holidays) per calendar year.

In the case of clauses (a), (b) and (c) above, with insurance companies and on such other terms, including but not limited to eligibility, exclusions and coverage limitations, as are reasonably acceptable to Employee; provided, however, that the aggregate additional cost to the Company of the insurance coverage described in clauses (b) and (c) in excess of that provided to employees of the Company generally shall not exceed $15,000 per year and if such cost would exceed $15,000, Employee shall be entitled to adjust the coverage so that such aggregate additional cost shall not exceed $15,000. In addition, Employee shall be entitled to participate in such employee benefit plans and to receive such other fringe benefits as are customarily afforded the Company’s employees. Employee understands that, except when prohibited by applicable law, the Company’s employee benefit plans and fringe benefits, including the Option Plan, may be amended, enlarged, diminished or terminated by the Company from time to time, in its sole discretion.

4.7 Expense Reimbursement. Upon submission of itemized expense statements in the manner specified by the Company, the Company will pay Employee’s reasonable travel and other reasonable business expenses incurred by Employee in the furtherance of and in connection with Employee’s employment hereunder.

5. Employee’s Performance.

5.1 Rules, Procedures and Standards. Employee shall use best efforts to perform assigned duties diligently, loyally, conscientiously, and with reasonable skill, and shall comply with all rules, procedures and standards promulgated from time to time by the Company. Among such rules, procedures and standards are those governing ethical and other professional standards for dealing with customers, government agencies, vendors, competitors, consultants, fellow employees, and the public-at-large; security provisions designed to protect the Company’s property and the personal security of the Company’s employees; rules respecting attendance, punctuality, and hours of work; and, rules and procedures designed to protect the confidentiality of the Company’s proprietary and trade secret information. The Company agrees to make reasonable efforts to inform Employee of such rules, standards and procedures as are in effect from time to time.

5.2 Employee Handbook. The employment relationship between the Company and Employee shall be governed by the policies and practices established by the Company and the Board. Employee will acknowledge in writing that he has read the Company’s Employee Handbook, which will govern the terms and conditions of his employment with the Company, along with this Agreement. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

5.3 Additional Representations. Employee hereby represents and warrants that (i) Employee has the full right to enter into this Agreement and perform the services required of hereunder, without any restriction whatsoever, and (ii) in the course of performing services hereunder, Employee will not violate the terms or conditions of any agreement between Employee and any third party. It is the understanding of both the Company and Employee that Employee shall not divulge to the Company or any of its subsidiaries any confidential information or trade secrets belonging to others, including Employee’s former employers, nor shall the Company or any of its affiliates seek to elicit from Employee any such information. Consistent with the foregoing, Employee shall not provide to the Company or any of its affiliates, and the Company and its affiliates shall not request, any documents or copies of documents containing such information.

6. The Company’s Management Rights. The Company retains its full management prerogatives and discretion to manage and direct its business affairs, including the adoption, amendment or modification of research, development, production or marketing decisions as it sees fit, notwithstanding any individual interest in, or expectation, Employee may have regarding a particular business program or product.

7. Nondisclosure of Confidential, Proprietary or Trade Secret Information. As a condition of employment, Employee agrees to execute, deliver to the Company and abide by a Proprietary Information and Inventions Agreement (the “Inventions Agreement”), the form of which is attached hereto as Exhibit A. The termination of employment shall not release Employee from Employee’s obligations under the Inventions Agreement or as established by applicable laws or the Company’s policies.

8. No Solicitation of Customers or Employees. Employee acknowledges that the Company has invested substantial time, effort and expense in compiling its confidential, proprietary and trade secret information and in assembling its present staff of personnel. In order to protect the business value of the Company’s confidential, proprietary and trade secret information, during Employee’s employment with the Company and for one year immediately following the termination of that employment with the Company:

(a) Employee agrees that information regarding all customers and all prospective customers of the Company, of which Employee learns during Employee’s employment with the Company, may constitute “Proprietary Information” of the Company as defined in the Inventions Agreement.

(b) Employee agrees not to, directly or indirectly, induce or solicit any of the Company’s employees to leave their employment with the Company.

9. Return of Property. Upon the termination of Employee’s employment with the Company or at any other time upon request of the Company, Employee shall promptly return any and all customer or prospective customer lists, other customer or prospective customer information or related materials, formulas, computer data and programs, specifications, drawings, blueprints, data storage devices, reproductions, sketches, notes, memoranda, reports, records, proposals, business plans, or copies of them, other documents, materials, tools, equipment, and all other property belonging to the Company or its customers which Employee then possesses. Employee further agrees, that upon termination of his employment,

Employee shall not take any documents or data of any description containing or pertaining to the Company’s Proprietary Information or Inventions, as those terms are defined in the Inventions Agreement. Upon leaving the Company’s employment, Employee agrees to sign a Termination Certificate confirming that Employee has complied with the requirements of this Section 9 and that Employee is aware that certain restrictions imposed by this Agreement continue after termination of Employee’s employment. Employee further understands that Employee’s continuing obligations under the Inventions Agreement will continue even if Employee does not sign a Termination Certificate.

10. Termination. Employee’s employment hereunder shall terminate upon the occurrence of any of the following events:

(a) The death or legal incapacity of Employee.

(b) Written notice from the Company to Employee of Employee’s employment termination as a result of Employee’s permanent disability. For purposes of this Agreement, Employee’s “permanent disability” shall be deemed to have occurred if Employee shall become physically or mentally incapacitated or disabled and unable fully to discharge his duties hereunder by reason of any medically determinable physical or mental impairment for a period of 180 consecutive calendar days; provided that in no event shall Employee’s permanent disability be deemed to have occurred if Employee is not then eligible to receive the long-term disability insurance benefits described in Section 4.6 of this Agreement. The existence of Employee’s permanent disability shall be determined on the advice of a physician mutually acceptable to the Company and Employee (or Employee’s legal representative).

(c) Written notice from the Company to Employee of Employee’s employment termination by the Company for Cause (as hereafter defined). The Company shall have “Cause” for termination of Employee’s employment if any of the following occur:

i.	Employee is convicted of, or pleads guilty or nolo contendere to, any felony, or any lesser crime or offense having as its predicate element fraud or dishonesty;

ii.	Employee misappropriates or steals any of the property of the Company;

iii.	Employee knowingly and willfully perpetrates any act or omission that submits the Company to criminal liability or knowingly and willfully causes the Company to commit a material violation of local, state or federal laws, rules or regulations;

iv.	Employee breaches any provision of this Agreement or the Inventions Agreement and such breach has a material adverse effect on the Company and its subsidiaries, taken as a whole, which breach remains uncured 30 days following Employee’s receipt of written notice from the Board specifying the nature of such breach;

v.	Employee breaches any provision of any other agreement between Employee and the Company, or any material policy of the Company applicable to Employee (including, but not limited to,

the Insider Trading Policy), and such breach has a material adverse effect on the Company and its subsidiaries, taken as a whole, which breach remains uncured 30 days following Employee’s receipt of written notice from the Board specifying the nature of such breach; or

vi.	Employee breaches any fiduciary duty owed by Employee to the Company or its stockholders, and such breach has a material adverse effect on the Company and its subsidiaries, taken as a whole, or its stockholders, which breach remains uncured 30 days following Employee’s receipt of written notice from the Board specifying the nature of such breach.

(d) Written notice from the Company to Employee that Employee’s employment is being terminated without Cause;

(e) Employee’s written notice of resignation to the Company for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of one or more of the following events without Employee’s prior written consent:

i.	A material reduction in Employee’s authority, duties or responsibilities, including a change in title or reporting relationships in connection with a Change in Control (as defined in Section 11.2);

ii.	A reduction by the Company in Employee’s annual base salary, unless there is a corresponding reduction in the base salary of all executive officers of the Company;

iii.	A material adverse change by the Company to the Target Bonus or to the criteria, milestones or objectives related to the Target Bonus that is reasonably likely to result in the Employee earning less than the Target Bonus during the subsequent applicable period;

iv.	Any requirement, as a condition to continued service, that Employee enter into any agreement with the Company regarding confidentiality, non-competition, non-solicitation or other similar restrictive covenant that is materially more restrictive than Employee’s written obligations with the Company under which Employee is then bound;

v.	Any Board action or assignment related to Employee that (i) is contrary to applicable law, regulatory guidelines or accounting standards or which constitutes an unethical business practice and (ii) is not cured by the Board within 30 days of receipt of written notice by Employee objecting to such action or assignment; or

vi.	A relocation of Employee’s principal place of work to a location that would increase the Employee’s one-way commute from his or her personal residence to the new principal place of work by more than 15 miles.

(f) Employee’s written notice to the Company of resignation without Good Reason. Employee agrees to provide the Company with four weeks notice of Employees’ intent to resign and Employee’s resignation shall not become effective until the end of that four week notice period unless Employee and the Company mutually agree otherwise.

11. Payment After Termination.

11.1 Severance Without Change in Control. Following termination of Employee’s employment, all payments and benefits provided to Employee under this Agreement shall cease as of the date of such termination, except that in the event Employee’s employment is terminated by the Company pursuant to Section 10(d) or by Employee pursuant to Section 10(e), then subject to Employee’s execution and delivery to the Company of a Release and Waiver of claims in the form attached hereto as Exhibit B, the Company shall: (i) pay Employee severance pay in the form of continuation of Employee’s then current base salary, less standard deductions and withholdings, for a period of twelve months from the effective date of Employee’s termination of employment with the Company with such payments to be made at the same time as Employee’s base salary otherwise would have been payable; (ii) pay Employee an amount equal to 50% of the then current Target Bonus, less standard deductions and withholdings, in equal monthly installments during the period during which Employee is entitled to continuation of base salary under clause (i) of this Section 11.1; (iii) if Employee elects continued coverage under COBRA, reimburse Employee for Employee’s health insurance premiums for Employee and Employee’s family for a period of twelve months from the effective date of Employee’s termination of employment with the Company, to the same extent the Company paid those premiums at the time of termination; and (iv) accelerate the vesting of all of Employee’s stock options and other equity awards issued by the Company by a period of twelve months after the effective date of Employee’s termination of employment with the Company; provided, however, that if Employee begins employment with another employer, the Company’s obligation to reimburse Employee for health insurance premiums pursuant to clause (iii) shall terminate provided that Employee obtains health insurance coverage from such other employer comparable to the coverage provided by the Company at the time Employee’s employment at the Company terminated.

11.2 Severance In Connection With Change in Control. During the period beginning three months prior to and ending twelve months following a Change in Control in the event that Employee’s employment with the Company is terminated by the Company pursuant to Section 10(d) or by Employee pursuant to Section 10(e), then subject to Employee’s execution and delivery to the Company of a Release and Waiver of claims in the form attached hereto as Exhibit B, the Company shall (i) pay Employee severance pay in the form of continuation of Employee’s then current base salary, less standard deductions and withholdings, for a period of eighteen months from the effective date of Employee’s termination of employment with the Company with such payments to be made at the same time as Employee’s base salary otherwise would have been payable; (ii) pay Employee an amount equal to 1.5 times the then current Target Bonus, less standard deductions and withholdings, in equal monthly installments during the period during which Employee is entitled to continuation of base salary under clause (i) of this Section 11.2; (iii) if Employee elects continued coverage under COBRA, reimburse Employee for Employee’s health insurance premiums for Employee and Employee’s family for a period of eighteen months from the effective date of Employee’s termination of employment with the Company, to the same extent the Company paid those premiums at the time of termination; and (iv) accelerate the vesting of all of Employee’s stock options and other equity awards issued by the Company in full; provided, however, that if Employee begins employment with another employer, the Company’s obligation to reimburse Employee for health insurance premiums pursuant to clause (iii) shall terminate provided that Employee obtains health insurance coverage from such other employer comparable to the coverage provided by the Company at the time Employee’s employment at the Company terminated. Notwithstanding the foregoing, if the aggregate Consideration (as defined below) paid in connection with a Change in Control is greater than $100,000,000 but less than or equal to $250,000,000), then the period specified in clause (i) of this Section 11.2 shall be twenty-four months and the multiple of Target Bonus specified in clause (ii) of this Section 11.2 shall be 2, and if the aggregate Consideration paid in connection with a Change in Control is greater than $250,000,000, then the period specified in clause (i) of this Section 11.2 shall be thirty-six months and the multiple of Target Bonus specified in clause (ii) of this Section 11.2 shall be 3.

“Change in Control” shall have the meaning specified in the Company’s Change in Control Severance Benefit Plan in effect on the date hereof.

“Consideration” shall mean the aggregate amount of all cash, plus the fair market value of all securities or other property received by the Company’s stockholders and option holders (but only amounts received in respect of their equity interests and specifically excluding any salary, bonus, severance or similar compensation received in their capacity as employees or payments in exchange for covenants not to compete or similar provisions) in connection with a Change in Control, including any earnout or contingent payments received at or subsequent to the closing, and any net current assets (cash, accounts receivable or inventory, less net current liabilities) retained by the Company and actually distributed to the Company’s stockholders.

11.3 No Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 11 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 11 be reduced by any compensation earned by Employee as the result of employment by another employer or self-employment or by retirement benefits.

11.4 Deferred Compensation. To the extent any amount payable under this Agreement constitutes amounts payable under a “nonqualified deferred compensation plan” (as defined in Section 409A of the U.S. Internal Revenue Code) following a “separation from service” (as defined in Section 409A of the U.S. Internal Revenue Code), then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made until the date that is six months following Employee’s separation from service, but only if Employee is then deemed to be a “specified employee” under Section 409A of the U.S. Internal Revenue Code.

11.5 Parachute Payments. If any payment or benefit Employee would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Employee elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock options; reduction of employee benefits. In the event that acceleration of vesting of the stock options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s stock options (i.e., earliest granted stock option cancelled last) unless Employee elects in writing a different order for cancellation.

12. Consulting After Termination.

12.1 Consulting Services. In exchange for the promises and covenants set forth herein, Employee and the Company agree that during the first twelve months that Employee receives severance pay from the Company hereunder (the “Consulting Period”), Employee shall serve as an independent contractor consultant, subject to the terms herein. During the Consulting Period, Employee shall be available for up to ten hours per month to consult with the Company in the areas of Employee’s expertise, as requested by the Company’s Chief Executive Officer. Employee’s consulting services shall be performed via telephone, computer communications, or facsimile unless Employee is specifically requested, with reasonable advance notice, to come to the Company’s premises; and Employee will not have an office on the Company’s premises during the Consulting Period. Any unvested stock option or other equity award then held by Employee shall cease to vest during the Consulting Period.

12.2 No Agency or Employment Relationship. During the Consulting Period, Employee will not be considered an agent or an employee of the Company; Employee will not have authority to make any representation, contract or commitment on behalf of the Company, and Employee agrees not to do so; and, except as provided in Section 11, Employee will not be entitled to any of the benefits which the Company may make available to its employees, such as group insurance, profit sharing, or retirement benefits.

12.3 Other Work Activities. During the Consulting Period, Employee may engage in employment, consulting or other work relationships in addition to Employee’s work for the Company. The Company agrees to make reasonable arrangements to enable Employee to perform Employee’s consulting services for the Company at such times and in such a manner so that it does not interfere with other work activities in which Employee may engage.

12.4 Consulting Information. Employee agrees to not to use or disclose any confidential or proprietary information of the Company which Employee obtains or develops in the course of performing Employee’s consulting services for the Company, without prior written authorization from a duly authorized representative of the Company.

13. Arbitration. The Company and Employee agree that any controversy or claim arising out of or relating to this Agreement or the Company’s employment of Employee (including, but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, the California Constitution or any other federal, state or local statutes or common law) or any dispute arising out of the interpretation or application of this Agreement that the Company and Employee are unable to resolve shall be finally resolved and settled exclusively by arbitration in San Diego, California by a single arbitrator who is mutually selected by the Company and Employee. If the Company and Employee cannot agree upon an arbitrator, then each party shall choose its own independent representative and those independent representatives shall in turn choose the single arbitrator within 30 days of the date of the selection of the first independent representative.

14. Miscellaneous.

14.1 Entire Agreement. This Agreement together with the Inventions Agreement represent the Company’s and Employee’s entire understanding with respect to the subject matter contained herein and therein and supersedes all previous understandings, written or oral between the Company and Employee concerning the subject matters of this Agreement and the Inventions Agreement. This Agreement may be amended or modified only with the signed written consent of both the Company and Employee. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

14.2 Survival. The Inventions Agreement and Sections 7, 8, 9, 11, 12, 13 and 14 of this Agreement shall remain in effect after the termination of Employee’s employment by the Company, regardless of the reason the employment relationship ends.

14.3 Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Employee’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Employee. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

14.4 Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

14.5 Injunctive Relief. Employee recognizes that money damages alone would not adequately compensate the Company in event of any breach by Employee of Section 3, 7 or 8 or any provision of the Inventions Agreement. Therefore, Employee agrees that, in addition to all other remedies available to the Company at law, in equity, or otherwise, the Company shall be entitled to seek injunctive relief to restrain any breach of said Sections and to enforce the provisions hereof, without showing or proving any actual damage to the Company or posting any bond.

14.6 Non-Waiver. No failure by either party to insist upon strict compliance with any of the terms, covenants, or conditions hereof, and no delay or omission by either party in exercising any right under this Agreement, will operate as a waiver of such terms, covenants, conditions or rights. A waiver or consent given by a party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

14.7 Governing Law. Venue. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California. The parties agree that the venue for any dispute under this Agreement will be San Diego California, whether in a court of law or before an arbitrator, as provided herein. The Company and Employee severally recognize and consent to the jurisdiction over each of them by the courts of the state of California.

14.8 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Employee shall be sent to the last known address in the Company’s records or such other address as Employee may specify in writing. Notices to the Company shall be sent to the Company’s Chief Financial Officer or to such other representative of the Company as the Company may specify in writing.

14.9 Advertising Waiver. Employee agrees to permit the Company and its affiliates, and persons or other organizations authorized by the Company or any of its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products or services of the Company or any of its affiliates, or the machinery and equipment used in the provision thereof, in which Employee’s name or pictures of Employee taken in the course of Employee’s provision of services to the Company or any of its affiliates, appear. Employee hereby waives and releases any claim or right Employee may otherwise have arising out of such use, publication or distribution.

BY PLACING MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE READ ALL THE PROVISIONS OF THIS AGREEMENT AND THAT I AGREE TO ALL OF ITS TERMS.

EMPLOYEE:

Date: May 31, 2005

/s/ Harry Stylli
Harry Stylli

Accepted:

Date: May 31, 2005	SEQUENOM, INC.

	By:	/s/ Harry F. Hixson
Harry F. Hixson
Chairman of the Board of Directors

EXHIBIT A

[INSERT FORM OF PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT]

SEQUENOM, INC.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by SEQUENOM, INC. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, products, methods, improvements, or parts thereof (including without limitation all inventions, discoveries, and innovations with regard to physics, chemistry, enzymology, biology, medicine, biotechnology, genetic engineering or recombinant DNA), tangible and intangible information relating to antibodies and other biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work and clinical data (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

1.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue

2.

beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or

3.

unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:                     , 2005.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:

Harry Stylli, Ph.D.

ACCEPTED AND AGREED TO:

SEQUENOM, INC.

By:

Title:

(Address)

Dated:

4.

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

2.	Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:
(HARRY STYLLI, PH.D.)

Date:

WITNESSED BY:

(PRINTED NAME OF REPRESENTATIVE)

EXHIBIT B

TO:	SEQUENOM, INC.

FROM:	Harry Stylli, Ph.D.

DATE:	May , 2005

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by SEQUENOM, INC. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

☐	Additional sheets attached.

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

I understand and agree completely to the terms set forth in the Employment Agreement, dated May 31, 2005 to which this form is attached (the “Agreement”). I understand that this release and waiver (the “Release”), together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the Agreement. I am not relying on any promise or representation by the Company that is not expressly stated herein.

In consideration of and except for the benefits I will receive under the Agreement, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Release for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

I represent that I have not filed any claims against the Company, and agree that, except as such waiver may be prohibited by statute, I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein. I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my aid or approval, contrary to the provisions of this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

This release is not intended to release any continuing obligations of the Company to me, if any, under any written employment agreement that I may have with the Company.

Date:	By:
HARRY STYLLI